Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On June 13, 2023, Bunge Global SA (“Bunge”), previously referred to as Bunge Limited prior to the completion of the Bermuda Law Scheme of Arrangement on November 1, 2023 that effectively changed the place of incorporation and residence of Bunge from Bermuda to Switzerland, entered into a Business Combination Agreement (the “Business Combination Agreement”) with Viterra Limited (“Viterra”), Danelo Limited, a private company incorporated in Jersey, Channel Islands (“Glencore”), CPPIB Monroe Canada, Inc., a company incorporated in Canada (“CPP Investments”), Venus Investment Limited Partnership, a limited partnership formed under the laws of the Province of Manitoba, Canada (“BCI”) and Ocorian Limited (“Ocorian” or the “Trustee”), solely in its capacity as trustee of the Viterra Employee Benefit Trust (the “Trust”) (Glencore, CPP Investments, BCI and the Trust, collectively, the “Sellers”). The Business Combination Agreement provided for, among other things, the acquisition by Bunge of all the Viterra Shares from the Sellers (the “Acquisition”) in exchange for (i) the Share Consideration (as defined below) and (ii) the Cash Consideration (as defined below). The acquisition closed on July 2, 2025, and Viterra became a wholly-owned subsidiary of Bunge. Bunge issued approximately 65.6 million registered shares, par value $0.01 per share (the “Bunge Shares”) of Bunge (the “Share Consideration”), with an aggregate value of approximately $5.3 billion (based on the closing share price of the Bunge Shares on the New York Stock Exchange (“NYSE”) as of June 27, 2025), and paid aggregate cash consideration of approximately $2 billion (“Cash Consideration”) (collectively, the “Transaction Consideration”) to the Sellers in return for 100% of the outstanding equity of Viterra.

In connection with the execution of the Business Combination Agreement, Bunge secured a total of $8.0 billion in acquisition debt financing (“Acquisition Financing”) in the form of a $7.7 billion financing commitment from a consortium of lenders, arranged by Sumitomo Mitsui Banking Corporation (“SMBC”) and a $300 million 5-year delayed draw term loan from CoBank and the U.S. farm credit system executed July 7, 2023. On June 30, 2025, Bunge drew $2.3 billion from the Acquisition Financing that was used together with the proceeds from the three tranches of unsecured senior notes (“Senior Notes”) issuance discussed below and Cash and cash equivalents to fund a portion of the cash consideration for Bunge’s Acquisition of Viterra and to repay a portion of certain Viterra debt assumed in connection with the Acquisition, including, in each case, related fees and expenses, and, with any remaining amounts, for general corporate purposes.

On September 17, 2024, Bunge completed the sale and issuance of (i) $400 million aggregate principal amount of 4.100% senior notes due 2028, (ii) $800 million aggregate principal amount of 4.200% senior notes due 2029, and (iii) $800 million aggregate principal amount of 4.650% senior notes due 2034. Collectively, the three tranches of Senior Notes total an aggregate principal amount of $2.0 billion. The Senior Notes are fully and unconditionally guaranteed by Bunge. The offering was made pursuant to a shelf registration statement on Form S-3 (Registration No. 333-282003) filed by the Company and its 100% owned finance subsidiary, Bunge Limited Finance Corp. (“BLFC”), with the U.S. Securities and Exchange Commission. The net proceeds of the offering were approximately $1.98 billion after deducting underwriting commissions, the original issue discount, and offering fees and expenses payable by Bunge.

Also, in the third quarter of 2024, Bunge’s wholly owned subsidiary, BLFC, commenced offers (the “US Exchange Offers”) to exchange all outstanding notes of certain series (the “Existing USD Viterra Notes”) issued by Viterra Finance B.V. (“VFBV”) and guaranteed by Viterra and Viterra B.V., for up to $1.95 billion aggregate principal amount of new notes issued by BLFC and guaranteed by Bunge. Concurrently with the US Exchange Offers, BLFC successfully solicited consents, on behalf of VFBV, and VFBV amended the respective indentures governing the Existing USD Viterra Notes on September 23, 2024 to, among other things, eliminate certain of the covenants, restrictive provisions and events of default, and modify or amend certain other provisions, including unconditionally releasing and discharging the guarantees by each of Viterra and Viterra B.V.

In addition, in the third quarter of 2024, Viterra commenced a consent solicitation (the “European Consent Solicitation”) to amend the indenture governing VFBV’s outstanding 500 million Euro aggregate principal amount of 0.375% senior unsecured notes due 2025 and outstanding 700 million Euro aggregate principal amount of 1.000% senior unsecured notes due 2028 to, among other things, substitute the issuer and guarantors of such notes with Bunge Finance Europe B.V. (“BFE”), a wholly owned finance subsidiary of Bunge, as issuer, and Bunge as guarantor. The resolutions to effect such amendments have been passed by the requisite number of noteholders.

The unaudited pro forma condensed combined financial information has been prepared by Bunge in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission on May 20, 2020. The following unaudited pro forma condensed combined financial information of Bunge as of and for the three months ended March 31, 2025, and for the year ended December 31, 2024, is derived from Bunge’s historical consolidated financial statements as included in the respective filings on Form 10-Q and 10-K, which are incorporated by reference, and Viterra’s historical consolidated financial statements which are included in the respective Exhibits 99.3 and 99.2 and includes the unaudited historical condensed consolidated financial statements of Viterra as of and for the three months ended March 31, 2025, and the audited historical consolidated financial statements as of and for the year ended December 31, 2024, respectively. Both Bunge and Viterra prepare historical consolidated financial statements based on a calendar year end basis. Viterra prepares its consolidated financial statements under IFRS® Accounting Standards as issued by the International Accounting Standards Board.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed combined financial information.
•	Bunge Limited’s Current Report on Form 8-K filed on June 15, 2023, including the exhibits thereto.
•	Unaudited historical condensed consolidated financial statements of Bunge as of and for the three months ended March 31, 2025, which are included in Bunge’s respective filing on Form 10-Q for the three months ended March 31, 2025.
•	Audited historical consolidated financial statements of Bunge as of and for the year ended December 31, 2024, which are included in Bunge’s respective filing on Form 10-K for the year ended December 31, 2024.
•	Unaudited historical condensed consolidated financial statements of Viterra as of and for the three months ended March 31, 2025, and the audited historical consolidated financial statements of Viterra as of and for the year ended December 31, 2024, which are included in Exhibits 99.3 and 99.2, respectively, to this Current Report on Form 8-K.

The historical consolidated financial statements of Bunge and Viterra have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma adjustments which are necessary to account for the Acquisition, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. All adjustments are preliminary and subject to change.

The Acquisition will be accounted for as a business combination using the acquisition method with Bunge as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the total consideration as defined in ASC 805 will be allocated to Viterra’s assets acquired and liabilities assumed based upon the estimated fair values at the Acquisition date. The process of valuing the net assets of Viterra at the Acquisition date, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed will be recorded as goodwill. Accordingly, the Transaction Consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined financial information is based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The actual purchase accounting assessment may vary based on final analyses of the valuation of assets acquired and liabilities assumed, particularly in regard to definite-lived tangible assets and deferred tax assets and liabilities, which could be material. Bunge will finalize the accounting for the Acquisition as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one (1) year from the Acquisition date.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings, or integration costs that may result from the Acquisition. No assurance can be given that synergies, operating efficiency or cost savings will be realized. Income taxes do not reflect the amounts that would have resulted had Bunge and Viterra filed consolidated income tax returns during the periods presented.

The following unaudited pro forma condensed combined financial information gives effect to the Acquisition and financing, which includes adjustments for the following:

a.	Certain reclassifications to conform Viterra’s historical financial statement presentation to Bunge’s presentation, including accounting policy conformity adjustments;
b.	Conversion adjustments to convert Viterra’s historical consolidated financial statements from IFRS to U.S. GAAP;
c.	The European Commission (the “Commission”) has approved, under the EU Merger Regulation, the acquisition of Viterra by Bunge. The approval is conditional upon full compliance with the commitments offered by the parties. To address the Commission’s competition concerns, it was agreed that Viterra’s business in Hungary, as well as part of Viterra’s business in Poland, will be sold (“EU Oilseeds Divestment”). The sale in Poland includes Viterra’s Bodaczow processing facility including commercial activities relating to oilseeds origination to supply such facility, as well as the Trawniki, Kętrzyn, Szamotuły and Werbkowice storage facilities. The decision is conditional upon full compliance with the commitments. Under the supervision of the Commission, an independent trustee is monitoring implementation of the commitments. Assets and liabilities related to the EU Oilseeds Divestment are classified as held for sale in the unaudited historical condensed consolidated statement of financial position of Viterra as of March 31, 2025. Adjustments were made to exclude results of the EU Oilseeds Divestment which are discontinued operations for Bunge under ASC Topic 205, Presentation of Financial Statements (“ASC 205”), as of January 1, 2024 for the purposes of the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2025 and for the year ended December 31, 2024;
d.	Adjustments to reflect purchase accounting under ASC 805;
e.	Proceeds and uses of the financing entered into in connection with the Acquisition;
f.	Non-recurring transaction costs in connection with the Acquisition; and
g.	Elimination of transactions and positions between Bunge and Viterra.

The unaudited pro forma condensed combined financial information and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

On June 12, 2023, Bunge’s Board of Directors approved the expansion of an existing share repurchase program resulting in an aggregate purchase authorization of $2.0 billion for the repurchase of Bunge’s issued and outstanding shares. On November 13, 2024, Bunge’s Board of Directors authorized the repurchase of an additional $500 million of its issued and outstanding registered shares. During the period June 13, 2023 through March 31, 2025, Bunge repurchased 17,558,624 shares for $1.7 billion. Therefore, as of March 31, 2025, an aggregate purchase authorization of $800 million remains outstanding for repurchases under the program. The program continues to have an indefinite term. In the year ended December 31, 2024 and in the three months ended March 31, 2025, Bunge did not repurchase any shares other than through the share repurchase program. The repurchases may be made from time to time through a variety of means, including in the open market, in privately negotiated transactions or through other means as determined by Bunge, and in compliance with applicable legal requirements. The timing and number of shares repurchased will depend on a variety of factors, including share price and market conditions, and the program may be suspended or discontinued at any time. As such, the unaudited pro forma condensed combined financial information does not reflect the effects of any planned share repurchase that Bunge may execute in the future, as Bunge considers this to be independent of the Acquisition and is under no obligation to repurchase Bunge shares in contemplation with this Acquisition.

Bunge has determined that the following dispositions are not significant. As such, the unaudited pro forma condensed combined financial information does not reflect the effects of Bunge’s divestment of BP Bunge Bioenergia, the planned divestment of grain elevators in Western Canada, the 40% divestment of Bunge Iberica SA (“BISA”), the planned divestment of Bunge’s European margarines and spreads business, or the divestment of Bunge’s corn milling business in North America, as defined below.

On June 19, 2024, Bunge entered into a definitive share purchase agreement with BP Biofuels Brazil Investment Limited (“BP”) to sell its 50% ownership share in BP Bunge Bioenergia, a joint venture formed to cultivate sugar cane, produce and sell sugar and sugar ethanol, and create power cogeneration activities. On October 1, 2024, the transaction closed in accordance with the terms of the share purchase agreement for an approximate total net amount of $828 million in consideration inclusive of certain closing adjustments for the value of net working capital and net debt, among other items. The disposal group included Investments in affiliates of $385 million and a $142 million release of Accumulated other comprehensive loss, among other items. The transaction close resulted in a pretax gain on sale of $195 million, which was recorded within Other income (expense) - net, in the consolidated statement of income for the year ended December 31, 2024.

On January 14, 2025, the Government of Canada announced that it approved the Acquisition, subject to terms and conditions that require Bunge’s divestment of six grain elevators in Western Canada. The divestiture will occur following the closing of the Acquisition (“Closing”), with the sale process monitored by a government-appointed official. The carrying amounts of these grain elevators are not material and are not classified as assets held for sale in the pro forma condensed combined financial information.

On March 4, 2025, Bunge divested 40% of its Spanish operating subsidiary, BISA, to Repsol Industrial Transformation, SLU, a wholly owned subsidiary of Repsol SA, for a total net amount of approximately $206 million in cash and $80 million in deferred consideration. Following transaction close, Bunge retains a controlling financial interest in BISA and continues to consolidate the entity.

On March 21, 2025, Bunge entered into an agreement to sell its European margarines and spreads business to Vandemoortele Lipids NV for cash proceeds of approximately $239 million, subject to certain closing adjustments. Completion of the sale is subject to customary closing conditions, including regulatory approval, and it is expected to close in 2026.

On June 30, 2025, Bunge sold substantially all of its corn milling business in North America to Grain Craft, LLC in exchange for cash proceeds of $450 million, subject to certain closing adjustments. The net book value of assets and liabilities in the disposal group as of March 31, 2025 was approximately $295 million.

BUNGE GLOBAL SA AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the three months ended March 31, 2025

(U.S. dollars in millions, except share data)

	Bunge Historical	Viterra Historical (After Reclassifications, GAAP and Discontinued Operations Adjustments (Notes 2 and 3)	Viterra Acquisition Transaction Accounting Adjustments (Note 4)	Notes	Other Transaction Accounting Adjustments (Note 5)	Notes	Pro Forma Combined
Net sales	$11,643	$9,609	$(349)	4(a)	$—		$20,903
Cost of goods sold	(11,046)	(9,542)	342	4(a);4(b); 4(c)	—		(20,246)
Gross profit	597	67	(7)		—		657
Selling, general and administrative expenses	(380)	(148)	15	4(h)	—		(513)
Interest income	59	7	—		(21)	5(a)	45
Interest expense	(104)	(101)	66	4(f); 4(i)	(54)	5(b)	(193)
Foreign exchange gains (losses) – net	25	(6)	—		—		19
Other income (expense) – net	82	48	—		—		130
Income (loss) from affiliates	5	1	—		—		6
Income (loss) before income tax	284	(132)	74		(75)		151
Income tax (expense) benefit	(80)	(6)	(5)	4(g)	6	5(c)	(85)
Net income (loss)	204	(138)	69		(69)		66
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(3)	—	—		—		(3)
Net income (loss) attributable to Bunge shareholders	$201	$(138)	$69		$(69)		$63

Earnings per share—basic
Net income (loss) attributable to Bunge shareholders - basic	$1.50					6	$0.31

Earnings per share—diluted
Net income (loss) attributable to Bunge shareholders - diluted	$1.48					6	$0.31

Weighted-average number of shares outstanding
Basic	134,061,601						199,673,432
Diluted	135,407,823						201,019,654

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

BUNGE GLOBAL SA AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2024

(U.S. dollars in millions, except share data)

	Bunge Historical	Viterra Historical (After Reclassifications, GAAP and Discontinued Operations Adjustments (Notes 2 and 3)	Viterra Acquisition Transaction Accounting Adjustments (Note 4)	Notes	Other Transaction Accounting Adjustments (Note 5)	Notes	Pro Forma Combined
Net sales	$53,108	$42,065	$(1,242)	4(a)	$—		$93,931
Cost of goods sold	(49,715)	(41,260)	1,218	4(a);4(b); 4(c)	—		(89,757)
Gross profit	3,393	805	(24)		—		4,174
Selling, general and administrative expenses	(1,776)	(654)	(5)	4(d);4(e);4(h)	—		(2,435)
Interest income	163	37	—		(25)	5(a)	175
Interest expense	(471)	(410)	284	4(f); 4(i)	(283)	5(b)	(880)
Foreign exchange gains (losses) – net	(189)	(5)	—		—		(194)
Other income (expense) – net	442	337	—		—		779
Income (loss) from affiliates	(38)	46	—		—		8
Income (loss) before income tax	1,524	156	255		(308)		1,627
Income tax (expense) benefit	(336)	(87)	(12)	4(g)	26	5(c)	(409)
Net income (loss)	1,188	69	243		(282)		1,218
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(51)	1	—		—		(50)
Net income (loss) attributable to Bunge shareholders	$1,137	$70	$243		$(282)		$1,168

Earnings per share—basic
Net income (loss) attributable to Bunge shareholders - basic	$8.09					6	$5.67

Earnings per share—diluted
Net income (loss) attributable to Bunge shareholders - diluted	$7.99					6	$5.62

Weighted-average number of shares outstanding
Basic	140,539,652						206,151,483
Diluted	142,223,221						207,835,052

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

BUNGE GLOBAL SA AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2025

(U.S. dollars in millions)

	Bunge Historical	Viterra Historical (After Reclassifications and GAAP Adjustments (Notes 2 and 3)	Viterra Acquisition Transaction Accounting Adjustments (Note 4)	Notes	Other Transaction Accounting Adjustments (Note 5)	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,245	$457	$(6,469)	4(j)	$3,987	5(d)	$1,220
Time deposits under trade structured finance program	—	272	—		—		272
Trade accounts receivable	2,334	1,606	(23)	4(s)	—		3,917
Inventories	7,817	6,870	—		—		14,687
Assets held for sale	177	576	233	4(v)	—		986
Other current assets	3,800	2,064	—		—		5,864
Total current assets	17,373	11,845	(6,259)		3,987		26,946
Property, plant and equipment, net	5,511	3,678	2,053	4(k)	—		11,242
Operating lease assets	996	672	(17)	4(p)	—		1,651
Goodwill	463	1,373	711	4(j)	—		2,547
Other intangible assets, net	319	22	23	4(l)	—		364
Investments in affiliates	800	386	88	4(m)	—		1,274
Deferred income taxes	648	295	—		—		943
Other non-current assets	550	216	—		(1)	5(e)	765
Total assets	$26,660	$18,487	$(3,401)		$3,986		$45,732
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,328	$2,257	$(2,257)	4(j)	$—		$1,328
Current portion of long-term debt	675	594	(54)	4(j)	—		1,215
Letter of credit obligations under trade structured finance program	—	272	—		—		272
Trade accounts payable	3,831	1,644	(23)	4(s)	—		5,452
Current operating lease obligations	285	248	—		—		533
Liabilities held for sale	72	219	26	4(v)	—		317
Other current liabilities	2,344	2,271	22	4(j); 4(u)	—		4,637
Total current liabilities	8,535	7,505	(2,286)		—		13,754
Long-term debt	4,714	4,947	(2,186)	4(j); 4(q); 4(t)	3,987	5(d)	11,462
Deferred income taxes	373	160	590	4(r)	—		1,123
Non-current operating lease obligations	659	494	—		—		1,153
Other non-current liabilities	786	278	(4)	4(w)	—		1,060
Redeemable noncontrolling interest	49	—	—		—		49
Equity:
Registered shares, par value $0.01	1	1	—	4(n)	—		2
Additional paid-in capital	5,490	1,602	3,679	4(j); 4(n)	—		10,771
Retained earnings	13,034	4,392	(4,436)	4(j); 4(n)	(1)	5(e)	12,989
Accumulated other comprehensive income (loss)	(6,436)	(1,093)	1,093	4(n)	—		(6,436)
Treasury shares, at cost	(1,511)	—	—		—		(1,511)
Total Bunge shareholders’ equity	10,578	4,902	336		(1)		15,815
Noncontrolling interests	966	201	149	4(o)	—		1,316
Total equity	11,544	5,103	485		(1)		17,131
Total liabilities, redeemable noncontrolling interest and equity	$26,660	$18,487	$(3,401)		$3,986		$45,732

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission on May 20, 2020.

Bunge’s historical consolidated financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. Viterra’s historical consolidated financial statements were prepared in accordance with IFRS and presented in U.S. dollars. As discussed in Note 2. Reclassification Adjustments, certain reclassifications adjustments were made to align Viterra’s financial statement presentation with that of Bunge. As discussed in Note 3. U.S. GAAP Conversion and Discontinued Operations Adjustments, certain U.S. GAAP conversion adjustments were made to align Viterra’s financial statements to be in accordance with U.S. GAAP. Adjustments were made to present Viterra’s EU Oilseeds Divestment as discontinued operations in accordance with ASC 205 under U.S. GAAP as of January 1, 2024 for the purposes of the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2025 and for the year ended December 31, 2024. Viterra’s EU Oilseeds Divestment is not considered part of the combined company’s continuing operations. Therefore, the results of Viterra’s EU Oilseeds Divestment are excluded from the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2025 and for the year ended December 31, 2024.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Bunge as the accounting acquirer, and based on the historical consolidated financial statements of Bunge and Viterra. Under ASC 805, assets acquired and liabilities assumed in a business combination are recognized and measured at the Acquisition date fair value. Transaction costs associated with a business combination are expensed as incurred. The excess of consideration under ASC 805 over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Accordingly, the Transaction Consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on March 31, 2025, and the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2025 and for the year ended December 31, 2024 gives effect to the Acquisition as if it occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Acquisition and integration costs that may be incurred. The pro forma adjustments represent Bunge’s best estimates and are based upon currently available information and certain assumptions that Bunge believes are reasonable under the circumstances.

Note 2. RECLASSIFICATION ADJUSTMENTS

During the preparation of this unaudited pro forma condensed combined financial information, certain reclassification adjustments have been made to conform Viterra’s financial statement presentation to that of Bunge’s as indicated in the tables below. IFRS to U.S. GAAP adjustments are not included in the total adjustments identified in Note 2. Reclassification Adjustments; Note 3. U.S. GAAP Conversion and Discontinued Operations Adjustments provides additional information with respect to IFRS to U.S. GAAP adjustments. At the time of preparing the unaudited pro forma condensed combined financial information, other than the adjustments described herein, Bunge is not aware of any other material differences.

Unaudited Condensed Combined Statement of Income Adjustments

For the three months ended March 31, 2025

(U.S. dollars in millions)

Bunge Presentation	Viterra Historical Presentation	Viterra Historical	Reclassification Adjustments	Notes	Viterra Historical Adjusted for Reclassification
Net sales	Revenue	$10,038	$(142)	2(a); 2(b); 2(h)	$9,896
Cost of goods sold	Cost of goods sold	(9,883)	91	2(a); 2(c); 2(h); 2(j)	(9,792)
Gross profit	Gross margin	155	(51)		104
Selling, general and administrative expenses	Selling and administrative expenses	(158)	2	2(c); 2(f)	(156)
Interest income	Interest income	8	—		8
Interest expense	Interest expense	(115)	—		(115)
Foreign exchange gains (losses) – net		—	(8)	2(e)	(8)
Other income (expense) – net		—	48	2(b); 2(i); 2(j)	48
	Other expense	(8)	8	2(e)	—
	Other income	2	(2)	2(i)	—
Income (loss) from affiliates	Share of income from associates and joint ventures	1	—		1
	Impairment expense on trade receivables	(3)	3	2(f)	—
Income (loss) before income tax	Income before income taxes	(118)	—		(118)
Income tax (expense) benefit		—	(11)	2(g)	(11)
	Current income tax expense	(37)	37	2(g)	—
	Deferred income tax recovery	26	(26)	2(g)	—
Net income (loss)	Income for the period	(129)	—		(129)
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	Attributable to non-controlling interests	—	—		—
Net income (loss) attributable to Bunge shareholders	Attributable to equity holders	$(129)	$—		$(129)

Unaudited Condensed Combined Statement of Income Adjustments

For the year ended December 31, 2024

(U.S. dollars in millions)

Bunge Presentation	Viterra Historical Presentation	Viterra Historical	Reclassification Adjustments	Notes	Viterra Historical Adjusted for Reclassification
Net sales	Revenue	$44,226	$(1,050)	2(a); 2(b); 2(h)	$43,176
Cost of goods sold	Cost of goods sold	(42,923)	692	2(a); 2(c); 2(h); 2(j)	(42,231)
Gross profit	Gross margin	1,303	(358)		945
Selling, general and administrative expenses	Selling and administrative expenses	(707)	20	2(c); 2(f)	(687)
Interest income	Interest income	44	—		44
Interest expense	Interest expense	(479)	—		(479)
Foreign exchange gains (losses) – net		—	(3)	2(e)	(3)
Other income (expense) – net		—	340	2(b); 2(i); 2(j)	340
	Other expense	(6)	6	2(e); 2(i)	—
	Other income	7	(7)	2(i)	—
Income (loss) from affiliates	Share of income from associates and joint ventures	43	3	2(d)	46
	Gains on disposals of investments	1	(1)	2(d)	—
	Dividend income	2	(2)	2(d)	—
	Impairment expense on trade receivables	(2)	2	2(f)	—
Income (loss) before income tax	Income before income taxes	206	—		206
Income tax (expense) benefit		—	(98)	2(g)	(98)
	Current income tax expense	(163)	163	2(g)	—
	Deferred income tax recovery	65	(65)	2(g)	—
Net income (loss)	Income for the period	108	—		108
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	Attributable to non-controlling interests	1	—		1
Net income (loss) attributable to Bunge shareholders	Attributable to equity holders	$109	$—		$109

2(a).	Adjustment to reclassify Viterra’s gains and losses on physical forward sales contracts within Revenue to Cost of goods sold. Viterra recognized revenue at the amount of cash received plus the fair value of the derivative on the settlement date in accordance with IFRS and as confirmed by the IFRS Interpretations Committee (“IFRIC”) in March 2019. U.S. GAAP is not prescriptive regarding income statement presentation of gains and losses of derivatives that are not designated in a hedging relationship. Bunge’s policy election is to present all gains and losses within Cost of goods sold as it minimizes distortion within Net sales and maintains the relationship between Net sales and reported volumes information.

Reclassification of the net losses of $65 million for the three months ended March 31, 2025.

Reclassification of the net losses of $118 million for the year ended December 31, 2024.

2(b).	Adjustment to reclassify Viterra’s other revenue within Revenue to Other income (expense) — net.

Reclassification of $18 million for the three months ended March 31, 2025.

Reclassification of $40 million for the year ended December 31, 2024.

2(c).	Adjustment to reclassify Viterra’s depreciation within Selling and administrative expenses to Costs of goods sold.

Reclassification of $5 million for the three months ended March 31, 2025.

Reclassification of $22 million for the year ended December 31, 2024.

2(d).	Adjustment to reclassify Viterra’s Gain on disposals of investments and Dividend income to Income (loss) from affiliates.

Not applicable for the three months ended March 31, 2025.

Reclassification of Gain on disposals of investments of $1 million and Dividend income of $2 million for the year ended December 31, 2024.

2(e).	Adjustment to reclassify Viterra’s foreign exchange net losses recorded within Other expense to Foreign exchange gains (losses) — net.

Reclassification of foreign exchange net losses of $8 million for the three months ended March 31, 2025.

Reclassification of foreign exchange net losses of $3 million for the year ended December 31, 2024.

2(f).	Adjustment to reclassify Viterra’s Impairment expense on trade receivables to Selling, general and administrative expenses. IFRS requires separate presentation of impairment expense within the statement of income, but U.S. GAAP is not prescriptive. This adjustment reclassifies Viterra’s impairment expense to align to Bunge’s accounting policy election to present such charges in Selling, general and administrative expenses.

Reclassification of $3 million of impairment expense for the three months ended March 31, 2025.

Reclassification of $2 million of impairment expense for the year ended December 31, 2024.

2(g).	Adjustment to reclassify Viterra’s Current income tax expense and Deferred income tax recovery to Income tax (expense) benefit.

Reclassification of $37 million in expense from Current income tax expense and $26 million benefit from Deferred income tax recovery for the three months ended March 31, 2025.

Reclassification of $163 million in expense from Current income tax expense and $65 million benefit from Deferred income tax recovery for the year ended December 31, 2024.

2(h).	Adjustment to reclassify Viterra’s excise taxes on sales recorded within Cost of goods sold to Net Sales. IFRS 15 requires entities to evaluate taxes on a jurisdiction-by-jurisdiction basis to determine amounts to exclude from revenue (as amounts collected on behalf of third parties). Bunge’s policy election (per ASC Topic 606, Revenue from Contracts with Customers) is to present all sales taxes, and other similar taxes including excise taxes, in Net sales.

Reclassification of $189 million for the three months ended March 31, 2025.

Reclassification of $1,128 million for the year ended December 31, 2024.

2(i).	Adjustment to reclassify Viterra’s remaining Other expense and Other income to Other income (expense) — net.

Reclassification of $2 million from Other income for the three months ended March 31, 2025.

Reclassification of $3 million from Other expense and $7 million from Other income for the year ended December 31, 2024.

2(j).	Adjustment to reclassify Viterra’s gains from the sale of securities related to Argentina foreign currency positioning from Cost of goods sold to Other income (expense) — net. These foreign positioning gains relate to new Argentinian programs related to blended currency swaps transaction results.

Reclassification of $28 million for the three months ended March 31, 2025.

Reclassification of $296 million for the year ended December 31, 2024.

Unaudited Condensed Combined Balance Sheet Adjustments

As of March 31, 2025

(U.S. dollars in millions)

Bunge Presentation	Viterra Historical Presentation	Viterra Historical	Reclassification Adjustments	Notes	Viterra Historical Adjusted for Reclassification
ASSETS
Cash and cash equivalents	Cash and cash equivalents	$729	$(272)	2(k)	$457
Time deposits under trade structured finance program		—	272	2(k)	272
Trade accounts receivable	Accounts receivable	2,471	(873)	2(l)	1,598
Inventories	Inventories	6,933	(63)	2(l); 2(m)	6,870
Assets held for sale	Disposal groups and assets held for sale	576	—		576
Other current assets		—	2,064	2(l)	2,064
	Other financial assets	912	(912)	2(l)	—
	Income tax receivable	190	(190)	2(l)	—
	Biological assets	26	(26)	2(m)	—
Total current assets		11,837	—		11,837
Property, plant and equipment, net	Property, plant and equipment	4,328	22	2(n)	4,350
Goodwill		—	1,330	2(o)	1,330
Other intangible assets, net	Intangible assets	1,374	(1,352)	2(o); 2(n)	22
Investments in affiliates	Investments in associates and joint ventures	386	—		386
Deferred income taxes	Deferred tax assets	295	—		295
Other non-current assets		—	167	2(p)	167
	Advances and loans	82	(82)	2(p)	—
	Pension surplus	67	(67)	2(p)	—
	Other investments (Non-current)	18	(18)	2(p)	—
Total assets		$18,387	$—		$18,387
LIABILITIES AND EQUITY
Short-term debt		$—	$2,249	2(k); 2(q)	$2,249
	Borrowings (Current)	3,363	(3,363)	2(q)	—
Current portion of long-term debt		—	842	2(q)	842
Letter of credit obligations under trade structured finance program		—	272	2(k)	272
Trade accounts payable	Accounts payable	3,171	(1,527)	2(r)	1,644
Liabilities held for sale	Disposal groups and liabilities held for sale	219	—		219
Other current liabilities	Other current liabilities	12	2,259	2(r)	2,271
	Provisions (Current)	65	(65)	2(r)	—
	Income tax payable	37	(37)	2(r)	—
	Other financial liabilities (Current)	630	(630)	2(r)	—
Total current liabilities		7,497	—		7,497
Long-term debt	Borrowings (Non-current)	5,441	—		5,441
Deferred income taxes	Deferred tax liabilities	355	—		355
Other non-current liabilities	Other long-term liabilities	17	261	2(s)	278
	Post-employment benefits	19	(19)	2(s)	—
	Provisions (Non-current)	144	(144)	2(s)	—
	Other financial liabilities (Non-current)	98	(98)	2(s)	—
Equity
Registered shares, par value $0.01	Share capital	1	—		1
Additional paid-in capital		—	1,602	2(t)	1,602
Retained earnings	Reserves and retained earnings	4,657	(1,602)	2(t)	3,055
Total Bunge shareholders’ equity		4,658	—		4,658
Noncontrolling interests	Non-controlling interests	158	—		158

Total equity		4,816	—		4,816
Total liabilities, redeemable noncontrolling interest and equity		$18,387	$—		$18,387

2(k).	Adjustment to reclassify Viterra’s trade structured finance activity of $272 million that is presented gross in Cash and cash equivalents and Short-term debt to Time deposits under trade structured finance program and Letter of credit obligations under trade structured finance program, respectively.

2(l).	Adjustment to reclassify Viterra’s Other financial assets of $912 million, Income tax receivable of $190 million, and portions of Accounts receivable, primarily margin deposits, prepaid commodity purchase contracts, and miscellaneous tax receivable of $873 million to Other current assets. In addition, an adjustment was made to reclassify spare parts held within Inventories of $89 million to Other current assets.

2(m).	Adjustment to reclassify Viterra’s standing sugar cane from Biological assets of $26 million to Inventories.

2(n).	Adjustment to reclassify Viterra’s intangible assets related to development costs of $22 million from Intangible assets to Property, plant and equipment, net.

2(o).	Adjustment to reclassify Viterra’s goodwill of $1,330 million from Intangible assets to Goodwill.

2(p).	Adjustment to reclassify Viterra’s Other investments (Non-current) of $18 million, Pension surplus of $67 million, and Advances and loans of $82 million to Other non-current assets.

2(q).	Adjustment to reclassify Viterra’s Borrowings (Current) of $2,521 million to Short-term debt and $842 million to Current portion of long-term debt.

2(r).	Adjustment to reclassify Viterra’s accrued expenses and other payables located in Accounts payable of $1,527 million, Provisions (Current) of $65 million, Income tax payable of $37 million, and Other financial liabilities (Current) of $630 million to Other current liabilities.

2(s).	Adjustment to reclassify Viterra’s Post-employment benefits of $19 million, Provisions (Non-current) of $144 million, and Other financial liabilities (Non-current) of $98 million to Other non-current liabilities.

2(t).	Adjustment to reclassify Viterra’s Additional paid-in capital of $1,602 million from Reserves and retained earnings to Additional paid-in capital.

Note 3. U.S. GAAP CONVERSION AND DISCONTINUED OPERATIONS ADJUSTMENTS

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Viterra’s financial information to identify differences between IFRS and U.S. GAAP. These adjustments are based on the preliminary analysis performed by Bunge’s management. When Bunge’s management completes a final analysis, additional differences may be identified that, when conformed, could have an impact on the unaudited pro forma condensed combined financial information. At the time of preparing the unaudited pro forma condensed combined financial information, other than the IFRS to U.S. GAAP adjustments described herein, Bunge is not aware of any other material differences. The amounts reported herein as discontinued operations and held for sale are subject to change.

Unaudited Condensed Combined Statement of Income Adjustments

For the three months ended March 31, 2025

(U.S. dollars in millions)

Viterra Historical (After Reclassification Only, Note 2)	Viterra Historical (After Reclassification Only, Note 2)	IFRS to U.S. GAAP Conversion Adjustments	Notes	Adjustment for Discontinued Operations	Notes	Viterra Historical (After Reclassifications, GAAP, and Discontinued Operations Adjustments)
Net sales	$9,896	$—		$(287)	3(d)	$9,609
Cost of goods sold	(9,792)	(12)	3(a)	262	3(d)	(9,542)
Gross profit	104	(12)		(25)		67
Selling, general and administrative expenses	(156)	—		8	3(d)	(148)
Interest income	8	—		(1)	3(d)	7
Interest expense	(115)	12	3(a)	2	3(d)	(101)
Foreign exchange gains (losses) – net	(8)	—		2	3(d)	(6)
Other income (expense) – net	48	—		—		48
Income (loss) from affiliates	1	—		—		1
Income (loss) before income tax	(118)	—		(14)		(132)
Income tax (expense) benefit	(11)	—		5	3(d)	(6)
Net income (loss)	(129)	—		(9)		(138)
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	—	—		—		—
Net income (loss) attributable to Bunge shareholders	$(129)	$—		$(9)		$(138)

Unaudited Condensed Combined Statement of Income Adjustments

For the year ended December 31, 2024

(U.S. dollars in millions)

Viterra Historical (After Reclassification Only, Note 2)	Viterra Historical (After Reclassification Only, Note 2)	IFRS to U.S. GAAP Conversion Adjustments	Notes	Adjustment for Discontinued Operations	Notes	Viterra Historical (After Reclassifications, GAAP, and Discontinued Operations Adjustments)
Net sales	$43,176	$—		$(1,111)	3(d)	$42,065
Cost of goods sold	(42,231)	(60)	3(a)	1,031	3(d)	(41,260)
Gross profit	945	(60)		(80)		805
Selling, general and administrative expenses	(687)	—		33	3(d)	(654)
Interest income	44	—		(7)	3(d)	37
Interest expense	(479)	60	3(a)	9	3(d)	(410)
Foreign exchange gains (losses) – net	(3)	—		(2)	3(d)	(5)
Other income (expense) – net	340	(7)	3(b)	4	3(d)	337
Income (loss) from affiliates	46	—		—		46
Income (loss) before income tax	206	(7)		(43)		156
Income tax (expense) benefit	(98)	2	3(c)	9	3(d)	(87)
Net income (loss)	108	(5)		(34)		69
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	1	—		—		1
Net income (loss) attributable to Bunge shareholders	$109	$(5)		$(34)		$70

3(a).	Under IFRS, Viterra recognized right-of-use assets and lease liabilities for leases. However, as required by IFRS, Viterra did not distinguish between operating leases and finance leases and accounted for all leases similarly to finance leases under U.S. GAAP. Viterra recorded depreciation expense on all right-of-use assets and interest expense on all lease liabilities, while a straight-line operating lease expense that includes both interest and depreciation is presented for operating leases under U.S. GAAP.

Adjustment of $12 million for the three months ended March 31, 2025.

Adjustment of $60 million for the year ended December 31, 2024.

3(b).	Under IFRS, Viterra recorded an impairment reversal associated with Property, plant and equipment. However, under U.S. GAAP, the reversal of prior impairment losses is not allowed. Once an asset has been impaired, its value cannot be written up or reversed in later periods, even if the fair value subsequently increases. The adjustment reflects the impairment reversal previously recognized under IFRS.

Not applicable for the three months ended March 31, 2025.

Adjustment of $7 million for the year ended December 31, 2024.

3(c).	Reflects estimated income tax impact related to certain IFRS to U.S. GAAP adjustments. Tax-related adjustments are based upon an estimated tax rate of 34.0% for the year ended December 31, 2024. This rate does not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

Not applicable for the three months ended March 31, 2025.

Adjustment of $2 million for the year ended December 31, 2024.

3(d).	Adjustments were made to present Viterra’s EU Oilseeds Divestment as discontinued operations in accordance with ASC 205 under U.S. GAAP, as these operations would not be considered part of the combined company’s continuing operations following the Acquisition. Therefore, the results of Viterra’s EU Oilseeds Divestment are excluded from the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2025 and for the year ended December 31, 2024.

Unaudited Condensed Combined Balance Sheet Adjustments

As of March 31, 2025

(U.S. dollars in millions)

Viterra Historical (After Reclassification Only, Note 2)	Viterra Historical (After Reclassification Only, Note 2)	IFRS to U.S. GAAP Conversion Adjustments	Notes	Viterra Historical (After Reclassifications and GAAP Adjustments)
ASSETS
Current assets:
Cash and cash equivalents	$457	$—		$457
Time deposits under trade structured finance program	272	—		272
Trade accounts receivable	1,598	8	3(i)	1,606
Inventories	6,870	—		6,870
Assets held for sale	576	—		576
Other current assets	2,064	—		2,064
Total current assets	11,837	8		11,845
Property, plant and equipment, net	4,350	(672)	3(e)	3,678
Operating lease assets	—	672	3(e)	672
Goodwill	1,330	43	3(g)	1,373
Other intangible assets, net	22	—		22
Investments in affiliates	386	—		386
Deferred income taxes	295	—		295
Other non-current assets	167	49	3(h)	216
Total assets	$18,387	$100		$18,487
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,249	$8	3(i)	$2,257
Current portion of long-term debt	842	(248)	3(e)	594
Letter of credit obligations under trade structured finance program	272	—		272
Trade accounts payable	1,644	—		1,644
Current operating lease obligations	—	248	3(e)	248
Liabilities held for sale	219	—		219
Other current liabilities	2,271	—		2,271
Total current liabilities	7,497	8		7,505
Long-term debt	5,441	(494)	3(e)	4,947
Deferred income taxes	355	(195)	3(j)	160
Non-current operating lease obligations	—	494	3(e)	494
Other non-current liabilities	278	—		278
Equity
Registered shares, par value $0.01	1	—		1
Additional paid-in-capital	1,602	—		1,602
Retained earnings	3,055	1,337	3(f); 3(h); 3(j)	4,392
Accumulated other comprehensive income (loss)	—	(1,093)	3(f)	(1,093)
Total shareholders’ equity	4,658	244		4,902
Noncontrolling interests	158	43	3(g)	201
Total equity	4,816	287		5,103
Total liabilities, redeemable noncontrolling interest and equity	$18,387	$100		$18,487

3(e).	Adjustment to reclassify Property, plant and equipment, net of $672 million to Operating lease assets for right-of-use assets recognized under IFRS that represent operating lease right-of-use assets under U.S. GAAP. Adjustment to reclassify Current portion of long-term debt of $248 million to Current operating lease obligations for lease liabilities recognized under IFRS that represent operating lease liabilities under U.S. GAAP. Adjustment to reclassify Long-term debt of $494 million to Non-current operating lease obligations for lease liabilities recognized under IFRS that represent operating lease liabilities under U.S. GAAP.

3(f).	Adjustment to break out Accumulated other comprehensive income (loss) of $(1,093) million which is required to be displayed under U.S. GAAP but not specifically under IFRS.

3(g).	Adjustment of historical Noncontrolling interests (“NCI”) to fair value for a previous acquisition. Viterra elected a policy to initially measure NCI at the NCI’s proportionate share of net assets of the acquiree, which is a permitted policy election under IFRS. This adjustment of $43 million is to bring the initial measurement of NCI to its fair value at the Acquisition date, which is required under U.S. GAAP.

3(h).	IFRS limits the measurement of the net defined benefit asset (or “surplus”) to the present value of economic benefits available in the form of cash refunds from the plan or reductions in future contributions to the plan. As a result, Viterra’s historical balance sheet does not include a defined benefit asset of $49 million due to this asset ceiling on certain employee benefit plans. The adjustment in Other non-current assets reflects the recognition of the defined benefit asset on the balance sheet, which is permitted under U.S. GAAP.

3(i).	Viterra derecognized a portion of its receivables related to a financing facility in Canada. Under IFRS, financial assets can be derecognized when the entity has transferred substantially all of the risks and rewards from the financial asset. In accordance with ASC Topic 860, Transfers and Servicing, in order to derecognize financial assets under U.S. GAAP, the transferor must give up control over the transferred financial assets but does not have to transfer substantially all risks and rewards of ownership. On-transfer restrictions impact the transfer of control and precludes derecognition of the receivables under U.S. GAAP. The adjustment reflects the reversal of the IFRS derecognition of these receivables of $8 million in Trade accounts receivable and recognition of Short-term debt. The impact of derecognizing a portion of its receivables was not material to Viterra’s Consolidated Statement of Income for the three months ended March 31, 2025 and for the year ended December 31, 2024.

3(j).	Adjustment to reverse deferred tax liabilities of $195 million on foreign non-monetary assets. While required under IFRS, U.S. GAAP prohibits recognition of deferred tax consequences for differences that arise from changes in exchange rates or indexing at those foreign subsidiaries that are required by U.S. GAAP to use historical rates to remeasure non-monetary assets and liabilities from the local currency into the functional currency.

Note 4.    VITERRA ACQUISITION TRANSACTION ACCOUNTING ADJUSTMENTS

The Acquisition transaction accounting adjustments reflected in the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2025 and for the year ended December 31, 2024 are detailed below:

4(a).	Reflects elimination of intercompany transactions, specifically in Net Sales and Cost of goods sold, between Bunge and Viterra.

(US$ in millions)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Elimination of intercompany transactions	$(349)	$(1,242)
Pro forma adjustment to Net sales	$(349)	$(1,242)

(US$ in millions)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Elimination of intercompany transactions	$349	$1,242
Pro forma adjustment to Cost of goods sold	$349	$1,242

4(b).	Reflects an adjustment for the removal of historical depreciation expense offset by new depreciation expense, on a straight-line basis based on the preliminary fair value of the Property, plant and equipment, net and the related assigned estimated useful life.

(US$ in millions, except useful lives)	Fair Value	Estimated Useful Life	For the three months ended March 31, 2025	For the year ended December 31, 2024
Plant and equipment	$3,847	2 - 40	$73	$293
Buildings	946	2 - 40	15	58
Land	289	NA	—	—
Other assets (Construction in progress)	228	NA	—	—
Leasehold improvement	239	2 - 29	3	12
Moveable properties	83	2 - 25	3	13
Bearer plants	77	Unit of production	—	25
Software	22	3 - 10	1	3
Total fair value of Property, plant and equipment, net	$5,731		95	404
Less: Historical Viterra depreciation expense			(87)	(374)
Pro forma adjustment to depreciation expense in Cost of goods sold			$8	$30

4(c).	Reflects an adjustment to lease expense as a result of the fair value adjustment to the right-of-use assets to reflect off-market lease terms compared to the current market rate for a similar lease.

(US$ in millions)	Notes	For the three months ended March 31, 2025	For the year ended December 31, 2024
Elimination of intercompany transactions	4(a)	$349	$1,242
Decrease in lease expense impact on step-down on acquisition		1	6
Increase in depreciation expense impact on step-up on acquisition	4(b)	(8)	(30)
Pro forma adjustment to Cost of goods sold		$342	$1,218

4(d).	Reflects an adjustment for the removal of historical amortization expense offset by new amortization expense, on a straight-line basis based on the preliminary fair value of Other intangible assets, net and the respective assigned estimated useful life.

(US$ in millions, except useful lives)	Fair Value	Estimated Useful Life	For the three months ended March 31, 2025	For the year ended December 31, 2024
Trademarks and trade names	$23	1	$—	$23
Other intangibles, net	22	3 - 54	1	4
Total fair value of Other intangible assets, net	$45		1	27
Less: Historical Viterra amortization expense			(1)	(4)
Pro forma adjustment to amortization expense in Selling, general and administrative expenses			$—	$23

4(e).	Reflects additional compensation expense related to retention of key Bunge and Viterra employees.

(US$ in millions)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Retention compensation expense	$—	$37
Pro forma adjustment to incremental Selling, general and administrative expenses	$—	$37

4(f).	Reflects an adjustment to remove the interest expense on certain debt expected to be extinguished included in the Viterra historical Consolidated Statement of Income.

(US$ in millions)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Reverse Viterra interest expense	$68	$270
Pro forma adjustment to Interest expense	$68	$270

4(g).	Reflects estimated income taxes related to the purchase price allocation and income tax impact related to certain pro forma adjustments. Tax-related adjustments are based upon an estimated tax rate of zero - 28.7%. Certain transaction accounting adjustments are based upon a tax rate of zero, resulting in no impact on the unaudited pro forma condensed combined statement of income, since these adjustments would not be deductible or any tax benefit would be offset by a full valuation allowance. This rate does not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

(US$ in millions)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Record tax impact	$(5)	$(12)
Pro forma adjustment to Income tax (expense) benefit	$(5)	$(12)

4(h).	Reflects estimated nonrecurring Acquisition-related expenses expected to be incurred by Bunge and a reduction to transaction costs that were recorded by Viterra in their Consolidated Statement of Income, resulting in net reduction to Bunge transaction costs.

(US$ in millions)	Notes	For the three months ended March 31, 2025	For the year ended December 31, 2024
Bunge transaction costs		$15	$55
Incremental amortization expense	4(d)	—	(23)
Retention compensation expense	4(e)	—	(37)
Pro forma adjustment to Selling, general and administrative expenses		$15	$(5)

4(i).	Reflects the adjustment to interest expense for accretion of the preliminary fair value of the outstanding debt assumed and not extinguished as of the Closing.

(US$ in millions)	Notes	For the three months ended March 31, 2025	For the year ended December 31, 2024
Accretion of fair value adjustment of assumed debt		$(2)	$14
Reverse Viterra interest expense	4(f)	68	270
Pro forma adjustment to Interest expense		$66	$284

The Acquisition transaction accounting adjustments reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 are detailed below:

4(j).	The Acquisition will be accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired, and liabilities assumed be recognized at the Acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The accounting for the Acquisition is based on currently available information and is considered preliminary. The final accounting for the Acquisition may differ materially from that presented in the unaudited pro forma condensed combined financial information. The estimated fair value of consideration transferred is based on the closing price of the Bunge Shares on NYSE as of June 27, 2025. The closing price of July 2, 2025 is not materially different from the June 27, 2025 price.

The following table summarizes the total consideration transferred to complete the Acquisition with Viterra:

(US$ in millions, except for share data)
Bunge shares issued(1)	65.61
Bunge share price(2)	$80.44
Share Consideration	5,278
Add: Cash Consideration(3)	1,982
Total Transaction Consideration per Business Combination Agreement	7,260
Add: Repayment of Viterra’s debt(4)	4,506
Less: Reimbursement of combined transaction costs paid by Viterra(5)	(17)
Less: Pre-existing relationships(6)	(61)
Fair value of consideration transferred under ASC 805	$11,688

(1)	Bunge Shares issued for Viterra’s shares outstanding as part of consideration, in actuals: 65,611,831 shares.

(2)	For purposes of this presentation only, the value of each Bunge Share is based on its closing share price on NYSE as of June 27, 2025.

(3)	Represents the amount of estimated Cash Consideration per the Business Combination Agreement transferred to the Sellers as part of the transaction. This includes $150 million payable to Sellers subject to finalization of the Acquisition closing adjustments.

(4)	Represents amounts of certain outstanding indebtedness expected to be settled by Bunge immediately prior to or at Closing based on outstanding debt balances as of March 31, 2025. The amount of certain outstanding indebtedness expected to be settled by Bunge prior to or at Closing is subject to change. Refer to table below:

(US$ in millions)
Short-term debt	$2,257
Current portion of long-term debt	54
Long-term debt	2,195
Repayment of Viterra’s debt	$4,506

(5)	Represents reimbursement of combined transaction costs paid by Viterra that were expensed by Bunge as incurred.

(6)	Represents elimination of pre-existing relationships (e.g., Accounts Receivable, Accounts Payable, and Other current liabilities) between Bunge and Viterra. Bunge Accounts Receivable is $23 million, Bunge Accounts Payable is zero, and Bunge Other current liabilities is $84 million. The net impact from pre-existing relationships is a reduction to purchase consideration of $61 million.

The equity portion of the fair value of consideration transferred will depend on the market price of Bunge Shares as of the Acquisition date. A 10% increase or decrease in the price of Bunge Shares would result in the equity portion of the fair value of consideration transferred of $5,806 million and $4,750 million, respectively.

The following table summarizes the preliminary purchase price accounting for the Acquisition under ASC 805:

(US$ in millions)	Fair Value
Cash & cash equivalents	$397
Time deposits under trade structured finance program	272
Trade accounts receivable	1,606
Inventories	6,870
Assets held for sale	809
Other current assets	2,064
Property, plant and equipment, net	5,731
Operating lease assets	655
Other intangible assets, net	45
Investments in affiliates	474
Deferred income taxes	295
Other non-current assets	216
Total assets	19,434
LIABILITIES AND EQUITY
Current portion of long-term debt	540
Letter of credit obligations under trade structured finance program	272
Trade accounts payable	1,621
Current operating lease obligations	248
Liabilities held for sale	245
Other current liabilities	2,271
Long-term debt	2,761
Deferred income taxes	750
Non-current operating lease obligations	494
Other non-current liabilities	278
Net assets acquired	9,954
Less: Noncontrolling interest	(350)
Goodwill	2,084
Fair value of consideration transferred	$11,688

The following reflects the preliminary adjustment to goodwill in connection with the Acquisition, based on the preliminary purchase price accounting:

(US$ in millions)
Goodwill	$2,084
Less: Historical Viterra goodwill balance	(1,373)
Pro forma adjustment to Goodwill	$711

Fair values have also been determined based on internal information provided, specific to the assets/liabilities acquired. The preliminary purchase accounting was based on a benchmarking analysis of similar transactions in the industry and other assumptions to identify value allocations of Transaction Consideration to assets acquired and liabilities assumed. The fair value assigned to intangible assets has been estimated based on third-party preliminary valuation studies utilizing income-based methodologies and corroborated with benchmarks of similar transactions in the industry. The fair value assigned to real and personal property assets has been estimated based on third-party preliminary valuation studies utilizing a high level cost-based approach and corroborated with benchmarks of similar transactions in the industry.

From the Acquisition date through the measurement period not to exceed 1 year, a final determination of fair value of Viterra’s assets and liabilities will be made. The final Transaction Consideration allocation may be materially different than that reflected in the preliminary Transaction Consideration allocation presented herein. Any increase or decrease in fair values of the net assets may change the amount of the total Transaction Consideration allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in the depreciation and amortization expense of the adjusted assets.

The following table reflects the preliminary adjustment to cash in connection with the Acquisition related to transaction accounting adjustments as follows:

(US$ in millions)
Uses for Acquisition of Viterra:
Repayment of Viterra’s debt (1)	$(4,506)
Cash Consideration (2)	(1,832)
Payment of accelerated incentive awards (3)	(14)
Payment of Bunge transaction costs (4)	(44)
Payment of success fee by Bunge (5)	(13)
Viterra distribution of permitted dividends (6)	(60)
Pro forma adjustment to Cash and cash equivalents	$(6,469)

(1)	Represents amounts of outstanding indebtedness expected to be settled at Closing based on outstanding debt balances as of March 31, 2025. The amount of outstanding indebtedness expected to be settled at Closing is subject to change.

(2)	Represents the amount of estimated Cash Consideration per the Business Combination Agreement transferred to the Sellers as part of the transaction, less the $150 million payable to Sellers subject to finalization of closing adjustments.

(3)	Represents the 2022 long-term incentive awards that accelerated in vesting and were settled in cash by Bunge at Closing.

(4)	Represents Bunge’s estimated non-recurring transaction costs paid by Bunge at or near Closing.

(5)	Represents payment for success fee associated with the sell-side advisors of Viterra paid at Closing.

(6)	Represents the distribution of $60 million of Viterra dividends, permitted under the Business Combination Agreement, declared in May 2025 and paid by Viterra in June 2025 to the Sellers prior to Closing.

4(k).	Reflects the adjustment to Property, plant and equipment, net to reflect the estimated fair value of the acquired Property, plant and equipment, net excluding the fair value of the right-of-use operating leased assets equal to $655 million. The fair value of Property, plant and equipment, net is subject to change.

The following table summarizes the estimated fair values for each asset class and the remaining estimated useful life, where applicable:

(US$ in millions, except useful lives)	Fair Value	Estimated Useful Life
Plant and equipment	$3,847	2 - 40
Buildings	946	2 - 40
Land	289	NA
Other assets (Construction in progress)	228	NA
Leasehold improvement	239	2 - 29
Moveable properties	83	2 - 25
Bearer plants	77	Unit of production
Software	22	3 - 10
Total Fair Value	5,731
Less: Viterra’s historical Property, plant and equipment, net	(3,678)
Pro forma adjustment to Property, plant and equipment, net	$2,053

4(l).	Reflects the adjustment to Other intangible assets, net to reflect the estimated fair value of the acquired Other intangible assets, net. The fair value of Other intangible assets, net is subject to change.

(US$ in millions, except useful lives)	Fair Value	Estimated Useful Life
Trademarks and trade names	$23	1
Other intangibles, net	22	3 - 54
Total Fair Value	45
Less: Viterra’s historical intangible assets, net	(22)
Pro forma adjustment to Other intangible assets, net	$23

4(m).	Reflects the adjustment to Investments in affiliates to reflect the estimated fair value of acquired equity method investments. The fair value of Investments in affiliates is subject to change.

(US$ in millions)	Carrying Value	Fair Value	Fair Value Adjustment
Investments in affiliates	$386	$474	$88
Pro forma adjustment to Investments in affiliates			$88

4(n).	Reflects the elimination of Viterra’s historical Equity.

(US$ in millions)
Elimination of Viterra historical common shares	$(1)
Add: Par value of Bunge registered shares issued to Sellers	1
Pro forma adjustment to Registered shares	$—

(US$ in millions)
Elimination of historical Accumulated other comprehensive income (loss)	$1,093
Pro forma adjustment to Accumulated other comprehensive income (loss)	$1,093

(US$ in millions)	Notes
Share Consideration	4(j)	$5,278
Less: Par value of Bunge registered shares issued to Sellers		(1)
Accelerated incentive awards converted to Bunge Restricted Stock Units (“RSU”) (1)		4
Elimination of historical additional paid-in-capital		(1,602)
Pro forma adjustment to Additional paid-in-capital		$3,679

(1)	Represents the 2023 and 2024 long-term incentive awards that accelerated in vesting and converted to Bunge RSUs at Closing.

(US$ in millions)	Notes
Payment of Bunge transaction costs	4(j)	$(44)
Elimination of historical retained earnings		(4,392)
Pro forma adjustment to Retained earnings		$(4,436)

4(o).	Reflects the adjustment to Noncontrolling interest to reflect the estimated fair value of acquired noncontrolling interests.

(US$ in millions)	Carrying Value	Fair Value	Fair Value Adjustment
Noncontrolling interests	$201	$350	$149
Pro forma adjustment to Noncontrolling interests			$149

4(p).	Reflects the adjustment to Operating lease assets for the estimated fair value of lease agreements with off-market terms compared to current market rates for similar leases.

(US$ in millions)
Operating lease assets	(17)
Pro forma adjustment to Operating lease assets	$(17)

4(q).	Reflects the unamortized debt issuance costs related to the outstanding notes assumed by Bunge as of Closing.

(US$ in millions)
Capitalized unamortized debt issuance costs	$2
Pro forma adjustment to Long-term debt	$2

4(r).	Reflects the estimated taxes related to the purchase price allocation and income tax impact related to the pro forma adjustments. Tax-related adjustments are based upon an estimated tax rate of zero - 28.7% based upon a blended statutory rate. This rate does not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

(US$ in millions)
Record deferred tax	$590
Pro forma adjustment to Deferred income taxes	$590

4(s).	Reflects eliminations in Trade accounts receivable and Trade accounts payable balances between Bunge and Viterra.

(US$ in millions)
Eliminations for Bunge accounts receivable	$(23)
Eliminations for Viterra accounts receivable	—
Pro forma adjustment to Trade accounts receivable	$(23)

(US$ in millions)
Eliminations for Bunge accounts payable	$—
Eliminations for Viterra accounts payable	(23)
Pro forma adjustment to Trade accounts payable	$(23)

4(t).	Reflects the fair value adjustment of Long-term debt related to certain debt not being extinguished at Closing.

(US$ in millions)	Notes
Fair value adjustment to debt assumed		$7
Repayment of Viterra Long-term debt	4(j)	(2,195)
Capitalized unamortized debt issuance costs	4(q)	2
Pro forma adjustment to Long-term debt		$(2,186)

4(u).	Reflects the elimination of integration costs and reimbursement of transaction costs paid by Viterra, payments for accelerated vesting, and amounts payable to Sellers.

(US$ in millions)	Notes
Elimination of integration costs paid by Viterra		(84)
Payment of success fee by Bunge	4(j)	(13)
Payment of accelerated incentive awards	4(j)	(14)
Amounts payable to Sellers subject to finalization of the Acquisition closing adjustments	4(j)	150
Reimbursement of combined transaction costs paid by Viterra	4(j)	(17)
Pro forma adjustment to Other current liabilities		$22

4(v).	Reflects the adjustment to the EU Oilseeds Divestment in Assets held for sale of $233 million to reflect the estimated fair value less cost to sell. The adjustment results in a deferred tax liability of $26 million within Liabilities held for sale. The tax-related adjustment is based upon an estimated tax rate of 11.4% based upon a blended statutory rate. This rate does not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

4(w).	Reflects the conversion of 2023 and 2024 long-term incentive awards that accelerated vesting and are accrued in Other non-current liabilities to Bunge RSUs at Closing.

(US$ in millions)
Accelerated incentive awards converted to Bunge RSUs	(4)
Pro forma adjustment to Other non-current liabilities	$(4)

Note 5.    OTHER TRANSACTION ACCOUNTING ADJUSTMENTS

The other transaction accounting adjustments, which represent financing adjustments reflected in the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2025 and for the year ended December 31, 2024 are detailed below:

5(a).	Reflects the elimination of $21 million and $25 million of interest income earned on the proceeds from the Senior Notes issuance for the three months ended March 31, 2025 and for the year ended December 31, 2024, respectively.

5(b).	Reflects the adjustment to the estimated interest expense to be incurred by Bunge as a result of additional financing, including the Senior Notes issuance, as follows:

(US$ in millions)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Interest expense	$(51)	$(269)
Amortization of debt issuance costs related to additional financing	(3)	(14)
Pro forma adjustment to Interest expense	$(54)	$(283)

A 0.125% change in the variable interest rate of Bunge’s Acquisition Financing and debt expected to be swapped to variable rate would increase or decrease interest expense presented in the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2025 by $0.7 million and $(0.7) million and for the year ended December 31, 2024 by $2.9 million and $(2.9) million, respectively.

5(c).	Reflects estimated $6 million and $26 million tax benefit related to the financing adjustments for the three months ended March 31, 2025 and for the year ended December 31, 2024, respectively. Tax-related adjustments are based upon an estimated tax rate of 8.1% and 8.6% for March 31, 2025 and December 31, 2024, respectively. These rates do not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

The other transaction accounting adjustments, which represent financing adjustments reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 are detailed below:

5(d).	Reflects the drawdown(s) on the financing transactions, resulting in the increase in cash balances as follows:

(US$ in millions)
Proceeds received from additional financing (1)	$4,017
Less: Payment of financing costs (2)	(30)
Pro forma adjustment to Cash and cash equivalents	$3,987

(1)	In connection with the execution of the Business Combination Agreement, Bunge secured a total of $8.0 billion in Acquisition Financing in the form of a $7.7 billion financing commitment from a consortium of lenders, arranged by SMBC and a $300 million delayed draw term loan (“DDTL”) from CoBank and the U.S. farm credit system. On June 30, 2025, Bunge drew $2.3 billion from the Acquisition Financing that was used together with the proceeds from the Senior Notes issuance and Cash and cash equivalents to repay certain indebtedness of Viterra, pay Cash Consideration, and pay fees and expenses incurred in connection with the Acquisition.

(2)	Represents the payment of capitalized financing costs incurred related to the additional financing. The debt issuance costs are included as a reduction to Long-term debt.

5(e).	Reflects an adjustment of $1 million to Retained Earnings for certain underwriting and upfront fees related to the Acquisition Financing; these costs are expensed prior to or at Closing.

Note 6.    EARNINGS PER SHARE

The following tables set forth the computation of pro forma basic and diluted earnings per share for the three months ended March 31, 2025 and for the year ended December 31, 2024.

(US$ in millions, except share count and per share data)	Notes	For the three months ended March 31, 2025	For the year ended December 31, 2024
Numerator:
Net income (loss) attributable to Bunge shareholders	6(a)	$63	$1,168
Denominator:
Weighted-average number of shares outstanding–basic	6(b)	199,673,432	206,151,483
Weighted-average number of shares and potential shares outstanding–diluted	6(b)	201,019,654	207,835,052

Pro forma earnings per share:
Net income (loss) attributable to Bunge shareholders–basic		$0.31	$5.67
Net income (loss) attributable to Bunge shareholders–diluted		$0.31	$5.62

6(a).	Undistributed and distributed earnings available to shareholders is calculated as follows:

(US$ in millions)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Numerator (basic and diluted):
Net income (loss) attributable to Bunge shareholders	$63	$1,168

6(b).	Pro forma weighted-average shares outstanding is calculated as follows:

	For the three months ended March 31, 2025	For the year ended December 31, 2024
Denominator:
Historical weighted-average number of shares outstanding–basic	134,061,601	140,539,652
Pro forma adjustment for shares issued	65,611,831	65,611,831
Weighted-average number of shares outstanding–basic	199,673,432	206,151,483

Historical weighted-average number of shares outstanding–diluted	135,407,823	142,223,221
Pro forma adjustment for shares issued	65,611,831	65,611,831
Weighted-average number of shares and potential shares outstanding–diluted	201,019,654	207,835,052